Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Joe McGurk - Sloane & Company
	408-519-9677	212-446-1874
	dnueman@tivo.com	jmcgurk@sloanepr.com
TIVO REPORTS RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED JANUARY 31, 2015

•	Service and Technology revenues of $91.7 million in the fourth quarter were a record for the company, exceeding guidance

•	Adjusted EBITDA of $24.2 million, up 24% year-over-over, and Net Income of $7.1 million in the fourth quarter, both exceeding guidance

•
Total TiVo subscriptions were up 30% year-over-year, which included a 40% year-over-year increase in MSO subscriptions, bringing total annual subscription additions of almost 1.3 million; a record for the Company

•	Fourth quarter TiVo-Owned gross additions up 20% year-over-year and strongest net additions in 7 years

•	Sequential MSO and Digitalsmiths service revenue growth of 29% and 25%, respectively

•	Recently announced new distribution partnership with Frontier Communications and expanded Vodafone/ONO offering in Spain

•
Fourth quarter repurchases of $117 million or 9.7 million shares, bringing Fiscal Year 2015 repurchases to approximately $346 million and reducing basic shares outstanding by approximately 20% from the end of the prior fiscal year

SAN JOSE, CA - March 3, 2015 -- TiVo Inc. (NASDAQ: TIVO), a leader in the advanced television entertainment market, today reported financial results for the fourth quarter and fiscal year ended
January 31, 2015.

Tom Rogers, President and CEO of TiVo, said, “The fourth quarter completed what was a strong year of execution for TiVo. Service and Technology revenue increased 9% and Adjusted EBITDA increased to

$24.2 million. In the fourth quarter, we posted MSO subscription net additions of 324,000 and positive TiVo-Owned net additions of 16,000, our strongest TiVo-Owned net additions seven years. Total TiVo subscriptions now stand at almost 5.5 million, nearly 1.3 million more than at this time last year. During the quarter we made significant strides building new distribution relationships and expanding existing ones, including announcements with Frontier and Vodafone/ONO.”

For the fourth quarter, service and technology revenues were $91.7 million. This compared to guidance of $87 million to $90 million and $84.0 million for the same quarter last year. TiVo reported Adjusted EBITDA of $24.2 million, compared to Adjusted EBITDA guidance of $21 million to $24 million, and compared to Adjusted EBITDA of $19.6 million in the same quarter last year. Net income was $7.1 million, compared to guidance of $2 million to $5 million and a net income of $710,000 in the same quarter last year.

Rogers continued, “The nearly 1.3 million MSO subscription additions we delivered in Fiscal 2015 are an improvement from Fiscal 2014, underscoring the strength of our domestic and international operator partnerships. Additionally, the 29% sequential increase in MSO revenue in the fourth quarter helped almost double Fiscal Year 2015 MSO service revenue compared with Fiscal Year 2013. We now stand at about 5.5 million total TiVo subscriptions, a 30% increase over last year and we expect significant growth going forward as existing early phase relationships scale, and as we form new distribution relationships.

"In terms of existing distribution relationships, we continue to drive increased penetration across our partners’ customer bases. Our European distribution partners now have well over 3 million TiVo subscriptions which we believe has created real value for these partners, highlighted by the fact that all our European MSO partners grew video customers in the fourth quarter. At the same time we continue to expand our product offerings to capture new opportunities. As an example, since acquiring ONO last year, Vodafone has engaged with TiVo to expand and improve its television offerings in Spain, including recently announced plans to integrate new TiVo cloud based services into the ONO television offering. This takes us above and beyond our existing relationship with ONO, which now reaches over 500,000 active users. We look forward to announcing further enhancements and products for Vodafone/ONO in Spain as the year progresses.

“In North America, we continue to add high value MSO subscriptions at a rapid pace, and recently we moved above the one million subscription level. We expect this growth to continue as many of our North American deployments continue to have significant upside penetration opportunity. Further, the Cogeco deployment in Ontario is off to a solid start, with Quebec expected to launch soon.

In regard to new distribution, we recently announced a partnership with Frontier Communications one of the largest telecom operators in the U.S. The company has 2.7 million customer relationships today and will roughly double in size following the close of its proposed transaction with Verizon. The Frontier deal represents a new growth opportunity for TiVo because it is the first time we will have a major service provider distributing, installing, and promoting TiVo devices specifically for use with over-the-air video and over-the-top content.  Frontier will make this solution its primary video offering for its customers who only subscribe to high-speed data service and has major aspirations for the future role TiVo can play in its broader service portfolio.  Frontier intends to deploy the TiVo Roamio OTA DVR and TiVo’s whole-home television solutions across its full footprint, including its current 650,000 video customer base, with an initial roll-out expected in mid-2015.

“Sales of our Digitalsmiths products and services grew 25% sequentially between the fourth quarter and the third quarter and we believe that these Digitalsmiths products can contribute meaningfully to our future growth and be an important element of our international product offering. We continued to roll out the Seamless Discovery platform to current operator partners who use the service to power their own user experience. We also announced the release of a product named Seamless Insight, an analytics platform that provides operators data on the interactions their consumers have with their advanced television interface. And with that information, it guides operators to the best way to present and promote content to increase revenues. We believe that this offering will be a powerful tool to help improve performance of the video business for key pay television operators.

“On the TiVo-Owned front, we are seeing improving dynamics. During the quarter TiVo-Owned gross additions increased to 59,000, or about 20% year-over-year, our best result in four years. Importantly, TiVo-Owned net additions increased by 16,000 subscriptions, the best performance in seven years. This was driven by a combination of product innovation, the continued launch of TiVo OTA (over-the-air), and changes in our whole home pricing that drove increased TiVo Mini sales. These results demonstrate the value consumers are placing on the TiVo multi-screen advanced television proposition. Although the new pricing dilutes TiVo-Owned ARPU, we believe that in the long run, we maximize TiVo-Owned revenue by having a compelling, easy-to-buy service. We believe we’re on the right track and the additional new features and products that we plan to launch will continue to demonstrate innovation and progress in our retail business. This along with simplified pricing and selling models that make it easier for consumers to purchase the TiVo products and services across multiple channels including Amazon, will lead to a business that has the potential to contribute to TiVo’s overall growth. Further, to the extent these efforts to drive growth are successful, we will evaluate increasing our marketing activities going forward.

“To that point, we are making enhancements to build on our diverse suite of advanced television products for the operator and retail markets. This includes our efforts to bring TiVo to more devices, add more cloud-based functionality, expand personalization and content options, as well as serve the needs of operators and consumers that go without a Pay TV package through our TiVo OTA products. At the same time, we are driving cost efficiencies, including posting a 6% year-over-year decrease in R&D expense in the fourth quarter. We expect that we will be able to further increase the overall efficiency of our R&D activities while also continuing our engineering efforts related to serving lighter set-top boxes and mobile products through initiatives such as the opening of our European development center in Romania.

"In addition, this quarter, we took advantage of our reduced share price and repurchased $117 million worth of stock, or 9.7 million shares, bringing our total repurchases for Fiscal Year 2015 to approximately $346 million or 27 million shares, representing an approximate 20% reduction in our basic shares outstanding from the end of the prior fiscal year. This is in addition to the 10 million shares we repurchased previously. We have approximately $300 million remaining in our share repurchase authorization.”

Rogers concluded, “We executed well in Fiscal 2015, delivering strong financial results, growing our subscription base, introducing great new innovation in our product and feature offering, and deploying our substantial cash resources to drive shareholder value.”

Management Provides Financial Guidance

For the first quarter of Fiscal Year 2016, TiVo anticipates service and technology revenues in the range of $90 million to $92 million. This guidance reflects a sequential increase in MSO and Digitalsmiths’ service revenue offset by potential decreases in technology revenue and TiVo-Owned service revenue.

TiVo expects Adjusted EBITDA to be in the range of $26 million to $29 million and net income to be in the range of $5 million to $8 million. Relative to the prior quarter, first quarter Adjusted EBITDA and net income will benefit from lower marketing spend and further efficiencies in R&D, and net income will be impacted by higher GAAP taxes compared to the fourth quarter, primarily due to tax benefit for research and development credit in the fourth quarter.

Additionally, looking ahead to the full fiscal year, TiVo expects further acceleration from its MSO business, an improving retail business, increasing contribution from Digitalsmiths' products and services, and continued cost and capital structure improvements. We expect these trends to have a positive impact on TiVo's revenue and Adjusted EBITDA growth going forward.

Management's guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).

Conference Call and Webcast

TiVo will host a conference call and Webcast to discuss the fourth quarter and fiscal year ended January 31, 2015 financial and operating results as well as guidance outlook for the first quarter at 2:00 pm PT (5:00 pm ET), today, March 3, 2015. To listen to the discussion, please visit http://www.tivo.com/ir and click on the link provided for the Webcast or dial (877) 618-4505 (conference ID number is 89170092). The Webcast will be archived and available through March 10, 2015 at http://www.tivo.com/ir or by calling (404) 537-3406; and entering the conference ID number 89170092.

About TiVo Inc.

TiVo Inc. (NASDAQ: TIVO) is a global leader in next-generation television services. With global headquarters in San Jose, CA and offices in New York, NY, Boston, MA and Durham, NC, TiVo's innovative cloud-based Software-as-a-Service solutions enable viewers to consume content across all screens in and out-of-the home. The TiVo solution provides an all-in-one approach for navigating the 'content chaos' by seamlessly combining live, recorded, on-demand and over-the-top television into one intuitive user interface. The TiVo experience provides TV viewers with simple universal search, discovery, viewing and recording from any device, creating the ultimate viewing experience. TiVo products and services are available at retail or through a growing number of Pay TV operators world-wide. TiVo's multiple subsidiary companies provide the broader television industry and consumer electronics manufacturers, cloud-based video discovery and recommendation options, interactive advertising solutions and audience research and measurement services. More information at: www.TiVo.com.

TiVo, the TiVo logo, WishList, Season Pass, Roamio, are trademarks or registered trademarks of TiVo Inc. or its subsidiaries. All other trademarks are the property of their respective owners.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo's future business and growth strategies including future distribution agreements as well as revenue and subscription growth from MSO customers (both domestically and internationally), financial guidance for TiVo's first quarter and full fiscal year ending January 31, 2016, future growth in TiVo's overall subscription base including both TiVo-Owned and MSO subscriptions, future improvements in TiVo’s retail business from TiVo Roamio, TiVo Roamio OTA products and new pricing and selling models in TiVo's retail business, future revenues, products, and distribution deals from TiVo and Digitalsmiths, future efficiencies in R&D and associated decreases in R&D costs, and future capital allocation initiatives including the amount, timing and sufficient availability of shares in the marketplace for future share repurchases. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under "Risk Factors" in the Company's public reports filed with the Securities and Exchange, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2014, our Quarterly Reports on Form 10-Q for the periods ended April 30, 2014, July 31, 2014, and October 31, 2014, and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share and share amounts)
(unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2015	2014	2015	2014
Revenues
Service revenues	40,498	36,317	150,007	138,835
Technology revenues	51,171	47,716	202,353	165,630
Hardware revenues	22,463	22,301	99,119	101,788
Net revenues	114,132	106,334	451,479	406,253
Cost of revenues
Cost of service revenues	17,037	15,596	59,607	49,042
Cost of technology revenues	5,910	4,483	22,690	25,673
Cost of hardware revenues	25,041	23,163	95,505	96,633
Total cost of revenues	47,988	43,242	177,802	171,348
Gross margin	66,144	63,092	273,677	234,905
Research and development	25,265	26,908	102,209	106,917
Sales and marketing	10,910	11,238	42,053	39,003
Sales and marketing, subscription acquisition costs	3,455	6,038	8,906	12,521
General and administrative	14,076	16,461	59,482	77,311
Litigation Proceeds	—	—	—	(108,102)
Total operating expenses	53,706	60,645	212,650	127,650
Income (loss) from operations	12,438	2,447	61,027	107,255
Interest income	969	1,272	4,147	4,727
Interest expense and other income (expense)	(4,822)	(1,973)	(11,961)	(8,077)
Income (loss) before income taxes	8,585	1,746	53,213	103,905
Benefit from (provision for) income taxes	(1,529)	(1,036)	(22,381)	167,911
Net income (loss)	$7,056	$710	$30,832	$271,816

Net income (loss) per common share
Basic	$0.07	$0.01	$0.29	$2.29
Diluted	$0.07	$0.01	$0.28	$1.99

Income (loss) for purposes of computing net income (loss) per share:
Basic	$7,056	$710	$30,832	$271,816
Diluted	$8,308	$710	$35,837	$276,825

Weighted average common and common equivalent shares:
Basic	96,287,902	117,039,907	106,799,817	118,445,466
Diluted	115,667,159	121,668,803	126,779,467	138,801,463

TIVO INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share and share amounts)
(unaudited)

	As of January 31,
	2015	2014
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$178,217	$253,713
Short-term investments	564,744	748,759
Accounts receivable, net of allowance for doubtful accounts of $647 and $429, respectively	40,184	35,151
Inventories	20,341	22,316
Deferred cost of technology revenues, current	5,076	9,103
Deferred tax assets	55,787	113,621
Prepaid expenses and other, current	13,851	10,922
Total current assets	878,200	1,193,585
LONG-TERM ASSETS
Property and equipment, net of accumulated depreciation of $52,021 and $52,819, respectively	11,854	10,687
Developed technology and intangible assets, net of accumulated amortization of $31,277 and $23,059, respectively	51,810	7,328
Deferred cost of technology revenues, long-term	15,016	18,108
Goodwill	99,364	12,266
Deferred tax assets, long-term	114,486	57,492
Prepaid expenses and other, long-term	6,791	2,325
Total long-term assets	299,321	108,206
Total assets	$1,177,521	$1,301,791
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$29,359	$22,918
Accrued liabilities	54,431	50,204
Deferred revenue, current	175,503	174,739
Total current liabilities	259,293	247,861
LONG-TERM LIABILITIES
Deferred revenue, long-term	255,816	331,534
Convertible senior notes	352,562	172,500
Deferred rent and other long-term liabilities	537	811
Total long-term liabilities	608,915	504,845
Total liabilities	868,208	752,706
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001: Authorized shares are 10,000,000; Issued and outstanding shares - none	—	—
Common stock, par value $0.001: Authorized shares are 275,000,000; Issued shares are 138,577,153 and 134,588,456, respectively, and outstanding shares are 96,221,867 and 120,617,939, respectively	138	134
Treasury stock, at cost - 42,355,286 shares and 13,970,517 shares, respectively	(514,853)	(154,071)
Additional paid-in capital	1,203,722	1,112,957
Accumulated deficit	(379,680)	(410,512)
Accumulated other comprehensive income (loss)	(14)	577
Total stockholders’ equity	309,313	549,085
Total liabilities and stockholders’ equity	$1,177,521	$1,301,791

TIVO INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Fiscal Year Ended January 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$30,832	$271,816
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment and intangibles	13,855	9,830
Loss on impairment of intangible assets	—	4,752
Stock-based compensation expense	33,681	37,765
Amortization of discounts and premiums on investments	10,239	9,016
Deferred income taxes	(4,632)	(171,113)
Amortization of debt issuance costs and debt discount	3,382	961
Excess tax benefits from employee stock-based compensation	(13,665)	(522)
Allowance for doubtful accounts	424	253
Changes in assets and liabilities:
Accounts receivable	(2,214)	4,698
Inventories	1,975	(7,816)
Deferred cost of technology revenues	6,758	3,626
Prepaid expenses and other	783	1,178
Accounts payable	5,185	(1,454)
Accrued liabilities	12,496	829
Deferred revenue	(75,924)	330,945
Other long-term liabilities	(274)	285
Net cash provided by operating activities	$22,901	$495,049
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(652,859)	(930,546)
Sales or maturities of long-term and short-term investments	824,789	640,311
Acquisition of business, net of cash acquired	(128,387)	—
Acquisition of property and equipment	(6,488)	(6,331)
Net cash provided by (used in) investing activities	$37,055	$(296,566)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock related to exercise of common stock options	5,863	7,868
Proceeds from issuance of common stock related to employee stock purchase plan	6,030	6,016
Excess tax benefits from employee stock-based compensation	13,665	522
Proceeds from issuance of convertible senior notes, net of issuance costs	223,623	—
Proceeds from issuance of common stock warrants	30,167	—
Purchase of convertible note hedges	(54,018)	—
Treasury stock - repurchase of stock	(360,782)	(116,280)
Net cash used in financing activities	$(135,452)	$(101,874)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$(75,496)	$96,609
CASH AND CASH EQUIVALENTS:
Balance at beginning of period	253,713	157,104
Balance at end of period	$178,217	$253,713

SUPPLEMENTAL DISCLOSURE OF CASH AND NON-CASH FLOW INFORMATION
Cash paid for interest	6,900	6,900
Cash paid for income taxes	7,328	2,590

TIVO INC.
OTHER DATA

	Three Months Ended		Twelve Months Ended		Guidance Reconciliation
	January 31,		January 31,		Three Months Ending
	2015	2014	2015	2014	April 30, 2015
	(In thousands)				(In millions)
Net Income	$7,056	$710	$30,832	$271,816	$5 - $8
Add back:
Depreciation & amortization	3,607	6,803	13,907	14,582	$4
Interest income & expense, other	3,865	693	7,811	3,142	$4
Benefit from (provision to) income tax	1,529	1,036	22,381	(167,911)	$5 - $6
EBITDA	16,057	9,242	74,931	121,629	$18 - $22
Stock-based compensation	8,101	10,312	33,681	37,765	$7 - $8
Adjusted EBITDA	$24,158	$19,554	$108,612	$159,394	$26 - $29
Litigation expenses	1,311	1,641	4,869	24,594	$1 - $2
Litigation proceeds (past damage awards)	—	—	—	(108,102)	—
Adjusted EBITDA excluding litigation expense and litigation proceeds (past damage awards)	$25,469	$21,195	$113,481	$75,886	$27 - $31

EBITDA and Adjusted EBITDA Results. TiVo's "EBITDA" means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo's "Adjusted EBITDA" is EBITDA less expense for stock-based compensation and TiVo’s “Adjusted EBITDA excluding litigation expenses and proceeds (past damage awards)” is Adjusted EBITDA less litigation related expenses and litigation proceeds attributable to past damage awards, but includes litigation proceeds recognized as technology licensing revenue. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors to evaluate our operating performance over multiple periods. Management does not use EBITDA or Adjusted EBITDA as a measure of liquidity because, among other things, they do not exclude the impact of deferred revenue from IP settlements nor the impact of deferred revenues associated with the amortization of product lifetime subscriptions. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company's workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

	Three Months Ended		Twelve Months Ended
(Subscriptions and Households in thousands)	Jan 31, 2015	Jan 31, 2014	Jan 31, 2015	Jan 31, 2014
TiVo-Owned Gross Additions:	59	49	154	126
Net Additions/(Losses):
TiVo-Owned	16	6	(22)	(63)
MSOs	324	313	1,285	1,123
Total Net Additions/(Losses)	340	319	1,263	1,060
Cumulative Subscriptions:
TiVo-Owned	944	966	944	966
MSOs	4,528	3,243	4,528	3,243
Total Cumulative Subscriptions	5,472	4,209	5,472	4,209
Average Subscriptions:
TiVo-Owned Average Subscriptions	935	962	943	987
MSO Average Subscriptions	4,368	3,072	3,888	2,656
Total Average Subscriptions:	5,303	4,034	4,831	3,643
Total MSO Households	3,889	2,912	3,889	2,912
MSO Average Households	3,774	2,785	3,403	2,436
TiVo-Owned Fully Amortized Active Product Lifetime Subscriptions	149	165	149	165
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	46%	50%	46%	50%
Subscriptions and Households. Management reviews these metrics, and believes they may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. Above is a table that details the change in our TiVo-Owned and MSO Subscription and MSO Household bases as during the three and twelve months ended January 31, 2015 and January 31, 2014, respectively. The TiVo-Owned Subscription lines refer to subscriptions sold directly or indirectly by TiVo to consumers who have TiVo-enabled devices (such as a DVR or TiVo Mini) and for which TiVo incurs acquisition costs. The MSO Subscription lines refer to subscriptions sold to consumers by MSOs such as Virgin, ONO, RCN, Com Hem, and Suddenlink, among others, and for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the average monthly subscriptions for the fiscal year and quarter, the total MSO households and the MSO average households for the fiscal year and quarter, the number of fully amortized active product lifetime subscriptions, and percent of TiVo-Owned Subscriptions for which consumers pay recurring fees as opposed to a one-time prepaid product lifetime fee.
We define a “subscription” as a contract referencing a TiVo-enabled device such as a DVR or TiVo Mini for which (i) a consumer has paid or committed to pay for the TiVo service and (ii) service is not canceled. Each TiVo-Owned Subscription represents a single TiVo-enabled device (as defined above) and therefore one or more TiVo-Owned subscriptions may be present in a single household. MSO Subscriptions are a count of the number of devices that connect to the TiVo service and one or more devices may be present in a single MSO Household. TiVo-Owned subscriptions currently pay for the TiVo service on a recurring payment plan (such as a monthly or annual payment plan) or on a one-time basis for the life of TiVo-enabled device (product lifetime subscriptions). Beginning in October 2014, each TiVo Mini device sale includes a product lifetime subscription for that TiVo Mini device. The increase in TiVo-Owned Subscriptions and in the quarter and the decrease in the net loss of TiVo-Owned Subscriptions in fiscal year 2015 were based primarily on changes in our whole home pricing, including the bundling of product lifetime subscriptions with each TiVo Mini device, and the continued launch of our TiVo OTA (over-the-air) product. Subscriptions do not include soft-clients (i.e. iPad application or web portal) or digital tuning adapter users. We count product lifetime subscriptions in our subscription base until both of the following conditions are met: (i) the period we use to recognize product lifetime subscription revenues ends; and (ii) the related TiVo-enabled device has not made contact to the TiVo service within the prior six month period. Product lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total.
We define a "household" as one or more devices associated with the same contract or customer number. We currently do not report TiVo-Owned households as we currently receive incremental revenue for each new TiVo-Owned Subscription in the TiVo-Owned business whereas, in some cases, our MSO customers pay us on a per household basis.
We calculate average subscriptions for the period by adding the average subscriptions for each month and dividing by the number of months in the period. We calculate the average subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We calculate Average MSO Households for the period by adding the average households for each month and dividing by the number of months in the period. We calculate the average households for each month by adding the beginning and ending households for the month and dividing by two. We are not aware of any uniform standards for defining subscriptions or households and caution that our presentation may not be consistent with that of other companies. Additionally, the subscription fees that our MSOs pay us are typically based upon a specific contractual definition of a subscriber, subscription, household or a TiVo-enabled device which may not be consistent with how we define a subscription or household for our reporting purposes nor be representative of how such subscription fees are calculated and paid to us by our MSOs. Our MSO Subscription and MSO Household data is dependent in part on reporting from our third-party MSO partners.

TIVO INC.
OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended January 31,		Twelve Months Ended January 31,
TiVo-Owned Churn Rate	2015	2014	2015	2014
	(In thousands, except churn rate per month)
Average TiVo-Owned subscriptions	935	962	943	987
TiVo-Owned subscription cancellations	(43)	(43)	(176)	(189)
TiVo-Owned Churn Rate per month	(1.5)%	(1.5)%	(1.6)%	(1.6)%
TiVo-Owned Churn Rate per Month. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned Subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities in our older model DVRs or access to certain digital television channels or MSO Video On Demand services, as well as increased price sensitivity, CableCARDTM installation issues, and CableCARDTM technology limitations, may cause our TiVo-Owned Churn Rate per month to increase.
We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned Subscription cancellations in the period divided by the Average TiVo-Owned Subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned Subscriptions for the period by adding the average TiVo-Owned Subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned Subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended		Twelve Months Ended
	Jan 31, 2015	Jan 31, 2014	Jan 31, 2015	Jan 31, 2014
Subscription Acquisition Costs	(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$3,455	$6,038	$8,906	$12,521
Hardware revenues	(22,463)	(22,301)	(99,119)	(101,788)
Less: MSOs'-related hardware revenues	15,467	12,634	75,594	74,498
Cost of hardware revenues	25,040	23,163	95,504	96,633
Less: MSOs'-related cost of hardware revenues	(12,475)	(9,650)	(58,214)	(56,643)
Total Acquisition Costs	9,024	9,884	22,671	25,221
TiVo-Owned Subscription Gross Additions	59	49	154	126
Subscription Acquisition Costs (SAC)	$153	$202	$147	$200
Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total TiVo-Owned acquisition costs for a given period divided by TiVo-Owned Subscription gross additions for the same period. We define total acquisition costs as sales and marketing, subscription acquisition costs less net TiVo-Owned related hardware revenues (defined as TiVo-Owned related gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus TiVo-Owned related cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third-parties’ subscription gross additions, such as MSOs' gross additions with TiVo subscriptions, in our calculation of SAC because we typically incur limited or no acquisition costs for these new subscriptions, and so we also do not include MSOs’ sales and marketing, subscription acquisition costs, hardware revenues, or cost of hardware revenues in our calculation of TiVo-Owned SAC. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.
TiVo-Owned Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors in order to evaluate the potential of our subscription base to generate revenues. Investors should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share, and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies.
We calculate TiVo-Owned service revenues by subtracting MSOs'-related service revenues and Media services and other service revenues (includes Advertising, Research, and Digitalsmiths revenues), from our total reported net Service revenues. The table below provides a more detailed breakdown of our Service revenues, and reconciles to our total Service revenues in our Statement of Operations as reported (or previously reported):

	Three Months Ended		Twelve Months Ended
Service Revenues	Jan 31, 2015	Jan 31, 2014	Jan 31, 2015	Jan 31, 2014
	(In thousands)
TiVo-Owned-related service revenues	$21,541	$22,975	$88,249	$94,837
MSOs'-related service revenues	13,675	10,498	44,516	33,066
Media services and other service revenues	5,282	2,844	17,242	10,932
Total Service Revenues	$40,498	$36,317	$150,007	$138,835

We calculate ARPU per month for TiVo-Owned Subscriptions by taking total reported net TiVo-Owned service revenues and dividing the result by the number of months in the period. We then divide the resulting average service revenue by Average TiVo-Owned Subscriptions for the period, calculated as described above for churn rate. The following table shows this calculation:

	Three Months Ended		Twelve Months Ended
TiVo-Owned Average Revenue per Subscription	Jan 31, 2015	Jan 31, 2014	Jan 31, 2015	Jan 31, 2014
	(In thousands, except ARPU)
TiVo-Owned-related service revenues	21,541	22,975	88,249	94,837
Average TiVo-Owned revenues per month	7,180	7,658	7,354	7,903
Average TiVo-Owned subscriptions per month	935	962	943	987
TiVo-Owned ARPU per month	$7.68	$7.96	$7.80	$8.01

The decrease in TiVo-Owned ARPU per month for the fourth quarter and fiscal year ended January 31, 2015 as compared to the same prior year periods, was due primarily to a percentage increase in TiVo Mini sales bundled with product lifetime service, which have much lower average service revenues than DVRs.
Technology Revenues. Revenue and cash from the contractual minimums (i.e. the following amounts do not include any additional revenues from our AT&T agreement) under our licensing agreements with EchoStar, AT&T, Verizon, and Cisco and Google/Motorola Mobility through January 31, 2015 have been:

	Technology Revenues	Cash Receipts
Fiscal Year Ended January 31,	(In thousands)
2012	$35,275	$117,679
2013	76,841	86,356
2014	136,532	464,725
2015	169,641	83,579
Total	$418,289	$752,339
Based on current GAAP, revenue and cash from the contractual minimums under all our licensing agreements with EchoStar, AT&T, Verizon, and Cisco and Motorola is expected to be recognized (revenues) and received (cash) on an annual basis for the fiscal years thereafter as follows:

	Technology Revenues	Cash Receipts
	(In thousands)
Fiscal Year Ending January 31,
2016	$171,563	$83,579
2017	173,129	83,579
2018	174,411	83,579
2019	88,629	31,139
2020	1,855	—
2021 - 2024	6,338	—
Total	$615,925	$281,876